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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                      Six Months Ended
                                                             Year Ended May 31,                         November 30,
                                       ----------------------------------------------------------  ----------------------
                                          1995        1996         1997       1998        1999        1998        1999
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                       (In thousands, except ratios)
Earnings:
   Income before income taxes .......  $  522,084  $  539,959  $  628,221  $  735,213  $  770,700  $  420,995  $  384,679
   Add back:
     Interest expense, net of
       capitalized interest .........     130,923     105,449      95,689     117,726      90,595      45,267      40,407
     Amortization of debt
       issuance costs ...............       2,493       1,628       1,328       1,339       9,199         406         308
     Portion of rent expense
       representative of
       interest factor ..............     329,370     386,254     434,846     499,823     535,486     263,010     284,268
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------

   Earnings as adjusted .............  $  984,870  $1,033,290  $1,160,084  $1,354,101  $1,405,980  $  729,678  $  709,662
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest ...........  $  130,923  $  105,449  $   95,689  $  117,726  $   90,595  $   45,267  $   40,407
   Capitalized interest .............      27,381      39,254      39,449      31,443      35,152      19,842      15,362
   Amortization of debt
     issuance costs .................       2,493       1,628       1,328       1,339       9,199         406         308
   Portion of rent expense
     representative of
     interest factor ................     329,370     386,254     434,846     499,823     535,486     263,010     284,268
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                       $  490,167  $  532,585  $  571,312  $  650,331  $  670,432  $  328,525  $  340,345
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========

   Ratio of Earnings to Fixed Charges         2.0         1.9         2.0         2.1         2.1         2.2         2.1
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========

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